Exhibit 3.274

ARTICLES OF AMENDMENT TO THE

ARTICLES OF INCORPORATION

OF

RENT-A-TIRE, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation.

ARTICLE ONE

The name of the corporation is Rent-A-Tire, Inc.

ARTICLE TWO

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on June 12, 2002. This amendment altered Article One of the Articles of Incorporation to change the .name of the corporation from Rent-A-Tire, Inc. to RATI Holding, Inc. The full text of the revised Article One is as follows:

The name of the corporation is RATI Holding, Inc.

ARTICLE THREE

The aggregate number of shares of the corporation outstanding at the time of such adoption was 10,000, and the number of shares entitled to vote thereon was 10,000.

ARTICLE FOUR

The number of shares voted for such amendment was 9,010 shares; and the number of shares voted against such amendment was zero (0).

Dated: August 13, 2002	/s/ HUGH A. SIMPSON
Hugh A. Simpson, Secretary

STATEMENT OF TERMINATION

OF CLOSE CORPORATION STATUS

This Statement of Termination is filed pursuant to Section 12.22 of the Texas Business Corporation

1.	The name of the corporation is Rent-A-Tire, Inc.

2.	The corporation has terminated its close corporation status in accordance with the following close corporation provision contained in the shareholders agreement of the corporation:

“Termination of the Corporation’s “close corporation” status will require the vote of at least two-thirds of the outstanding shares of Stock entitled to vote. If the Corporation’s “close corporation” status is terminated pursuant to the preceding sentence, the Corporation shall file a Statement of Termination.”

3.	The termination of the corporation’s close corporation status was caused by the vote of at least two-thirds of the outstanding capital stock of the corporation on August 31,2001, to take effect upon the filing of this Statement of Termination.

RENT-A-TIRE, INC.

By:	/s/ HUGH A. SIMPSON
Hugh A. Simpson, Secretary

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

EXPRESS TIRE RENTAL, INC.

Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

ARTICLE I

The name of the Corporation is Express Tire Rental, Inc.

ARTICLE II

The following amendment to the Articles of Incorporation was adopted by the shareholders of the corporation on March 25, 1998. The amendment altered ARTICLE ONE of the Articles of Incorporation, and the full text of the revised ARTICLE ONE is as follows:

The name of the corporation is Rent-A-Tire, Inc.

ARTICLE III

The number of shares of the corporation outstanding at the time of such adoption was 1,000; and the number of shares entitled to vote thereon was 1,000.

ARTICLE IV

The holders of all of the shares outstanding of the corporation have signed a consent in writing adopting the amendment.

Dated: March 26, 1998.

EXPRESS TIRE RENTAL, INC.

By:	/s/ HUGH A. SIMPSON
Hugh A. Simpson, Secretary

ARTICLES OF INCORPORATION

OF

EXPRESS TIRE RENTAL, INC.

The undersigned, Hugh A. Simpson, a natural person of the as incorporator of a corporation under the Texas Business following Articles of Incorporation for the corporation:

ARTICLE ONE

The name of the corporation is Express Tire Rental, Inc.

ARTICLE TWO

This corporation is a close corporation.

ARTICLE THREE

The period of duration is perpetual,

ARTICLE FOUR

The purpose for which the corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Texas Business Corporation Act.

ARTICLE FIVE

The aggregate number of shares which the corporation shall have authority to issue is One Hundred Thousand (100,000) of the par value of Ten Cents ($.10) each. Such shares are designated as common stock and possess identical rights and privileges in every respect,

ARTICLE SIX

Subject to the corporation remaining a close corporation in conformance with Part Twelve of the Texas Business Corporation Act, the business affairs of the corporation are to be managed by a committee of shareholder representatives, and there shall be no board of directors of the corporation. The names and addresses of the persons who shall perform the functions of the initial management committee are:

Jack R. Daugherty 1600 West 7th Street Fort Worth, Texas 76102	Daniel R. Feehan 1600 West 7th Street Fort Worth, Texas 76102

ARTICLE SEVEN

No shareholder or other person shall have a preemptive right to acquire any treasury shares, presently authorized shares, or shares the corporation may hereafter be authorized to issue. Shares of this corporation may be issued and sold from time to time by direction of the management committee and upon such terms and conditions as the management committee may deem proper and advisable.

ARTICLE EIGHT

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000.00) consisting of money, labor done or property actually received,

ARTICLE NINE

The street address of its initial registered office is 1600 West 7th Street, Fort Worth, Texas 76102, and the name of its initial registered agent at such address is Hugh A. Simpson.

ARTICLE TEN

Persons who manage the business and affairs of the corporation will not be liable to the corporation or its shareholders for monetary damages for acts or omissions that occur in the person’s capacity as a manager. This article does not limit the liability of any manager to the extent such manager is found liable for: (1) a breach of his duty of loyalty to the corporation or its shareholders; (2) an act or omission not in good faith that constitutes a breach of the manager’s duty to the corporation, or an act or omission that involves intentional misconduct or a knowing violation of the law; (3) a transaction from which the manager received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the manager’s office; or (4) an act or omission for which the liability of the manager is expressly provided by an applicable statute.

ARTICLE ELEVEN

Any action required by the Texas Business Corporation Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE TWELVE

The name and address of the incorporator is:

Hugh A. Simpson

1600 West 7th Street

Fort Worth, Texas 76102

IN WITNESS WHEREOF, the undersigned has executed these Articles of Incorporation on the 27th day of January, 1998.

/s/ Hugh A. Simpson
Hugh A. Simpson, Incorporator